Exhibit 99.1

Media Contacts:	Addy Apesos
Rollins, Inc.
404.888.2318

Sarah Robinson
Rollins, Inc.
404.888.2917

Orkin Establishes Franchise in Mexico City

Pest control leader expands to Mexico

ATLANTA, April 24, 2012 — Rollins Inc., a nationwide consumer services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established an international franchise in Mexico City. This marks the company’s 19th international franchise worldwide.

“We are proud to bring Orkin services to one of the largest cities in the world—Mexico City,” said Tom Luczynski, Orkin vice president of U.S. and international development and franchising and technical support. “We are pleased to increase our growing international presence and meet the pest control needs of customers in Mexico.”

Orkin Mexico City will offer both residential and commercial pest control, focusing mainly on hotels, office buildings, food processing facilities, restaurants, hospitals and apartments. Guillermo Roca, a chemical engineer, and Juan Pesqueira, owner and manager of a logistics company, are the franchise owners.

Franchise employees will travel to Atlanta, Orkin’s U.S. headquarters, in May for initial training at the company’s award-winning training center before returning to Mexico to complete their training.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects in the United States, Canada, Europe, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa and Mexico. With more than 400 locations, Orkin’s almost 8,000 employees serve approximately 1.7 million customers. The company serves homeowners and numerous industries, including food and beverage processing, foodservice, hospitality, healthcare, retail, warehousing, property/facilities management, schools and institutions. Orkin is proud to be recognized by the National Pest Management Association as a QualityPro and GreenPro-certified company, addressing not only our customer’s pest control needs, but also their concern for protecting the environment. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., Orkin Canada, HomeTeam Pest Defense, Western Pest Services, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa and Mexico from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://orkincanada.ca,  http://pestdefense.com,  http://westernpest.com,  http://indfumco.com,  http://walthamservices.com,  http://cranepestcontrol.com,  http://trutechinc.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

###

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE